Exhibit 10.3
DIGITILITI, INC.
2010 Long-Term Incentive Plan
INITIAL DIRECTOR
NON-QUALIFIED STOCK OPTION AGREEMENT

OPTIONEE:	[ ]

GRANT DATE:	[ ]

NUMBER OF OPTION SHARES:	225,000

EXERCISE PRICE PER SHARE:	$ [ ] per Share

EXPIRATION DATE:	[ ]
THIS AGREEMENT is made as of the Grant Date set forth above by and between Digitiliti, Inc., a Delaware corporation (the “Company”), and the Optionee named above, who is an non-employee Director of the Company (the “Optionee”).
The Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, par value $0.001 per share (the “Common Stock”), as hereinafter provided, to carry out the purpose of the Digitiliti, Inc. 2010 Long-Term Incentive Plan (the “Option Plan”). Any capitalized term used herein that is not expressly defined herein shall have the meaning ascribed to it in the Option Plan.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereby agree as follows:
1. Grant of Option. The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the aggregate number of shares of Common Stock set forth above (the “Option Shares”) (such number being subject to adjustment as provided in Section 8 hereof) on the terms and subject to the conditions set forth in this Agreement. This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2. Purchase Price. The per share purchase price of the Option Shares shall be the Exercise Price Per Share set forth above (such Exercise Price Per Share being subject to adjustment as provided in Section 8 hereof).
3. Term and Exercise of Option.
(a) The term of this Option shall commence on the Grant Date set forth above and shall continue until the Expiration Date set forth above, unless earlier terminated as provided herein.

(b) Subject to the earlier termination of this Option pursuant to its terms and to the terms of the Plan, this Option shall vest and become exercisable as follows but only if the Optionee then is a director of the Company:
(i) 75,000 Option Shares shall vest on the first annual anniversary date of the Grant Date (“Initial Vesting Date”), and
(ii) 6,250 additional Option Shares shall vest on the last day of each month following the Initial Vesting Date, for a period of 24 months.
(c) To exercise this Option, the Optionee shall give written notice to the Company, to the attention of its Chief Executive Officer or other designated agent, in substantially the form attached hereto as Exhibit A, and the Optionee shall deliver payment in full for the Option Shares with respect to which this Option is then being exercised, as provided in Section 4(a) below, as well as the original Option.
(d) Neither the Optionee nor the Optionee’s legal representatives, as the case may be, will be, or will be deemed to be, a holder of any Option Shares for any purpose unless and until certificates for such Option Shares are issued to the Optionee or the Optionee’s legal representatives under the terms of the Option Plan.
4. Limitations on Exercise of Option.
(a) The exercise of this Option will be contingent upon receipt of the full Exercise Price of such Option Shares. Payment of the Exercise Price shall be made in cash or by a certified or cashier’s check. However, in its sole discretion, the Company may accept previously acquired shares of Common Stock of the Company that have been owned by the Optionee for at least six (6) months, which shares have an aggregate Fair Market Value on the date of exercise which is not less than the total Exercise Price, or shares of Common Stock issuable upon the exercise of this Option, or a combination of cash and such shares of Common Stock, in payment of the Exercise Price. No Option Shares will be issued until full payment therefor has been made and the Optionee has executed any and all agreements that the Company may require the Optionee to execute.
(b) The issuance of Option Shares upon the exercise of this Option shall be subject to all applicable laws, rules, and regulations. If, in the opinion of the Board of Directors of the Company or a Committee of the Board of Directors, (i) the listing, registration or qualification of the Option Shares upon any securities exchange or under any state or federal law, (ii) the consent or approval of any regulatory body, or (iii) an agreement of the Optionee with respect to the disposition of the Option Shares, is necessary or desirable as a condition to the issuance or sale of the Option Shares, this Option shall not be exercised and/or the Option Shares shall not be sold unless and until such listing, registration, qualification, consent, approval or agreement is effected or obtained in form satisfactory to the Board of Directors or the Committee.
5. Nontransferability of Option. This Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and during the lifetime of the Optionee, this Option shall be exercisable only by the Optionee.
6. Termination of Status as a Director. If the Optionee ceases to be a Director of the Company, the Optionee shall have the shorter of one (1) year after such termination (“Termination Exercise Period”) or until the Expiration Date to exercise any portion of the Option that was vested on such termination date, but the unvested portion of the Option shall automatically terminate and be immediately forfeited, and neither the Optionee nor any of the Optionee’s heirs, personal representatives, successors or assigns shall have any rights with respect to such unvested portion of the Option.

7. Termination of Status as a Director due to Death. If the Optionee ceases to be a Director of the Company due to Optionee’s death, this Option may be exercised to the same extent that the Optionee would have been entitled to exercise it at the date of death and may be exercised within a period of one (1) year after the date of death, but in no case later than the Expiration Date set forth above. In such event, this Option shall be exercisable only by the executors or administrators of the Optionee or by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or the laws of descent and distribution. Any portion of an Option that is not exercisable at the time of an Optionee’s death shall automatically terminate. Notwithstanding the above, if the Optionee’s status as a Director of the Company is terminated prior to Optionee’s death under Section 6 above but then the Optionee dies before the expiration of the Termination Exercise Period, this Option may be exercised to the same extent that the Optionee would have been entitled to exercise it at the date of death and may be exercised the shorter period of the remainder of the Termination Exercise Period or until the Expiration Date.
8. Adjustments. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, reverse stock split, reclassification, combination, exchange of shares, or other similar recapitalization of the Company, there shall be an appropriate and proportionate adjustment to the number of Option Shares and the per share Exercise Price Per Share hereunder so that the Optionee then shall receive for the aggregate Exercise Price paid by the Optionee upon exercise of this Option the number of shares the Optionee would have received if this Option had been exercised before such recapitalization event occurred. No adjustment shall be made under this Section 8 upon the issuance by the Company of any warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock unless such warrants, rights, options or convertible securities are issued to all of the Company’s shareholders on a proportionate basis.
9. Effect of Certain Transactions. Notwithstanding any provision in this Option to the contrary, immediately before the effective time of any of the events described in Sections 9(a) through (d) below, the portion of this Option that is not vested shall immediately and automatically vest and, to the extent not exercised, the Option shall be automatically converted into an Option to acquire the kind and amount of shares of stock or other securities or property that the Optionee would have owned or have been entitled to receive immediately after the occurrence of the event, had the Option been exercised in full immediately before the effective time of such event; provided, however, that the Expiration Date of the Option shall remain unchanged, and, in any such case, appropriate adjustment shall be made in the application of the provisions of this Option with respect to the rights and interests thereafter of the Optionee, to the end that the provisions set forth in this Option shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Option:
(a) The sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company,
(b) The approval by the Company’s shareholders of any plan or proposal for the liquidation or dissolution of the Company;
(c) Any person or entity becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at elections of directors who were not beneficial owners of at least fifty percent (50%) of such combined voting power as of the date the Company’s Board of Directors adopted the Option Plan, and

(d) A merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Company at such time, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving company representing less than fifty percent (50%) of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors.
Notwithstanding any provision in the Option Plan or this Option Agreement to the contrary, the Board of Directors or the Committee shall not have the power or right, either before or after the occurrence of an event described in subparagraph (a) through (d) above, to rescind, modify or amend the provisions of this Section 9 without the consent of the Optionee.
10. Interpretation. The interpretation and construction of any provision of the Option Plan and this Option shall be made by the Board of Directors or the Committee and shall be final, conclusive and binding on the Optionee and all other persons.
11. Definitions; Option Plan Governs. This Option is in all respects subject to and governed by all of the provisions of the Option Plan.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized officer as of the Grant Date set forth above.

COMPANY: Digitiliti, Inc.
By
[Name of Officer of the Company]
Its: [Title]

EXHIBIT A
NOTICE OF EXERCISE OF
STOCK OPTION
TO:
FROM:
DATE:
RE:       Exercise of Stock Option
I hereby exercise my option to purchase _______________ shares of Common Stock at $_______ per share (total exercise price of $_____). This notice is given in accordance with the terms of my Initial Director Non-Qualified Stock Option Agreement (“Agreement”) dated __________. The option price and vested amount is in accordance with Sections 2 and 3 of the Agreement.
Check one:

☐	Enclosed is cash, or a cashier’s or certified check payable to Digitiliti, Inc. for the total exercise price of the shares being purchased.

☐	Attached is a certificate(s) for ______ shares of common stock duly endorsed in blank and surrendered for the exercise price of the shares being purchased.*

*	The use of this alternative is subject to the approval of Digitiliti, Inc.
Please prepare the stock certificate in the following name(s):
Sincerely,

(Signature)

(Print or Type Name)
Letter and consideration
received on
(effective date of exercise)